Exhibit 14
Advanced Energy Industries, Inc.
Code of Ethical Conduct
Advanced Energy is firmly committed to observing the highest standards of ethics and integrity in the conduct of its business. Advanced Energy and its family of companies (collectively, the “Company”) have developed this Code of Ethical Conduct in order to emphasize to all employees the role of ethics, fairness and honesty in the performance of their jobs. At Advanced Energy, every employee should understand that ethics and integrity are not an obstruction to business, but rather are essential to doing business in the spirit of the Company’s values.
General Statement of Business Philosophy
All employees of the Company are expected to exercise good judgment and the highest ethical standards in the conduct of the Company’s affairs as well as in private activities that might affect the Company. In particular, every employee has an obligation to avoid any activity, agreement, business investment or interest, or other situation which is in conflict with the Company’s interests or interferes with the duty to serve the Company at all times to the best of the person’s ability.
Advanced Energy has established and will maintain a written program to ensure compliance with the law and with these and other policies the company may adopt. The program consists of, among other things, the Advanced Energy Code of Ethical Conduct, training programs, quarterly and annual certificates of compliance to be completed by key personnel, periodic audits, and an EthicsPoint compliance reporting line and website.
To implement this philosophy and to establish meaningful guidelines, this Code of Ethical Conduct has been adopted. Principles underlying Advanced Energy’s code of ethics can be demonstrated by the interactions and business practices employees will likely have within the following groups:
1.	Relationships with the Company and its Shareholders

2.	Relationships with Customers and Vendors

3.	Relationships with Our Communities and Society

4.	Relationships with our Fellow Employees
The Company protects its shareholders, customers, vendors, and employees by upholding the commitment to ethical business practice standards, and by outlining guidelines that adhere to our overriding corporate dedication to the highest standards of ethics and governance.

Relationships with the Company and its Shareholders
Conflict of Interest and Disclosure
Each employee is responsible for avoiding conflicts of interest with the employee’s duties to the Company, as well as the appearance of such conflicts. All employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with Advanced Energy, or that interferes with the performance of their duties and responsibilities to the Company.
No employee shall, except with the prior written approval of the Chief Executive Officer or Chief Financial Officer, upon complete disclosure of the facts, have a direct or indirect financial interest in, or receive any compensation or other benefits as a result of, transactions between the Company and any individual or business or firm:
a.	From which the Company purchases supplies, materials or property;

b.	Which renders any service to the Company;

c.	To which the Company sells any of its products or materials;

d.	Which has any other contractual relations or business dealings with the Company.
Moreover, employees shall not be employed by or consult for any such business or firm without approval of the Chief Executive Officer or Chief Financial Officer. The financial interests mentioned above do not include ownership of equity or debt interests in corporations listed on a national stock exchange or traded over the counter, providing the financial interest is one percent or less of the corporation’s outstanding shares. No employee shall accept a directorship of any company or business enterprise without prior approval of the Chief Financial Officer, or in the case of an officer of the Company, prior approval of the Board of Directors.
If any employee or member of the employee’s family has or is about to assume an interest or other outside relationship which might result in a conflict of interest, it is the employee’s responsibility to immediately provide all the pertinent information to the Chief Financial Officer, who shall report all information to the Audit Committee of the Board of Directors.
Employees who are unsure whether they are involved in conflict of interest or whether an action might create a conflict of interest should discuss the issue with their manager and/or the Chief Financial Officer.
Corporate Opportunities
Employees are prohibited from taking advantage of opportunities that are discovered through the use of corporate inside information, property or position without the written consent of the Chief Financial Officer. No employee shall for personal or any other person’s gain misuse property or information of the Company, or deprive the Company of any opportunity for benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company.
Confidentiality
Advanced Energy invests substantial resources in developing valuable technologies and business processes that are proprietary and confidential to the Company. Advanced Energy protects its intellectual property by obtaining patent, trademark, or trade secret protection and by taking precautions to prevent inappropriate disclosure or loss of confidential information.
Employees have a duty to maintain the confidentiality of proprietary information entrusted to them by the Company, except when disclosure is authorized in the course of approved business relationships by an appropriate officer of the Company or required by laws or regulations. Confidential information includes all non-public information that might result in harm to the Company or its customers if disclosed from any source. Such information includes unpatented technology or know-how, as well as non-technical data such as financial, marketing, strategic, manufacturing, human resource, supplier, customer and material non-public information. In most cases, this duty to protect the confidentiality of Advanced Energy’s proprietary information continues even after employment ends.
Advanced Energy also respects the intellectual property of others. Early in product development cycles, Advanced Energy makes reasonable efforts to avoid infringing upon the intellectual property rights of others, and where necessary, will pursue an appropriate remedy such as design changes or licenses as may be applicable.
Advanced Energy employees must not accept confidential information from third parties, including competitors and vendors, unless under an agreement approved in advance by Advanced Energy Legal Counsel. In general, confidential information of third parties entrusted to the Company is subject to the same duties of confidentiality as the Company’s own confidential information.
Insider Trading
All Advanced Energy employees may at some time have access to information related to Advanced Energy or its business, or to the business of its customers or suppliers, that is not known to the general public and that could affect a person’s desire to buy or sell stock. This nonpublic information is often referred to as “inside information.” Inside information might appear in written form, such as in memos or e-mails, or might be communicated verbally in meetings or other discussions.
Before buying or selling any stock of the Company or its customers or suppliers, all employees are cautioned to verify that any information they are sharing or acting upon is public information, and not inside information. Buying or selling any stock based upon inside information is illegal. Disclosure of any information to another person, such as a family member or friend, which would enable them to gain a trading benefit not available to the general public, is prohibited as well. Employees of the Company should exercise extreme diligence and caution with respect to trading with inside information as it could subject the employee or the Company to civil liability and criminal penalties. Complete policies relating to the trading of Company stock by employees are contained in the Company’s Insider Trading Policy maintained by the Company’s Legal Department.
Recordkeeping and Company Property
Every Advanced Energy employee is responsible for ensuring that any business records created by the employee are truthful and accurate, to the best of the employee’s knowledge. Employees are expected to exercise caution and diligence to maintain accurate business records and to ensure that entries are made correctly and in accordance with Company policies and procedures. Employees who are responsible for purchasing, billing and payment documents in particular must ensure that no payment made to or by the Company is ever made or approved with the intention or understanding that any part of such payment is to be used for purposes other than those described by the documents supporting the payment. Knowingly creating false or misleading documentation is a serious violation of this Code of Ethical Conduct and could subject the employee to disciplinary action up to and including termination.
Certain employees are charged with maintaining records that document the Company’s observance of legal and ethical business practices, for example, compliance with provisions of the Sarbanes-Oxley (SOX) Act and laws related to accounting standards, reporting and recordkeeping. Specific duties pertaining to such records are set forth in policies maintained by the Company regarding regulatory compliance and document retention. Any employee having information or knowledge of any improper accounting entries or records, however, shall promptly report such matters to the Chief Financial Officer.
AE’s business records, including documents, computer files and similar materials, are the property of the Company and may not be copied or released outside the Company except in the course of performing authorized duties on behalf of AE or with prior approval of the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer.
Relationships with Customers and Suppliers
Customer and Vendor Relationships
Advanced Energy does not do business with customers or vendors on the basis of gifts or favors. No employee shall furnish services to or seek or receive, for personal or any other person’s gain, any improper payment or gratuity from any business enterprise which is a supplier, customer, or competitor of the Company. This prohibition includes receipt of any payment, whether for services or otherwise, personal loan, gift or discount of more than nominal value, or entertainment which goes beyond common courtesies usually associated with accepted business practice, from any business enterprise that has current or known prospective dealings with the Company, except with the prior written approval of the Chief Executive Officer or Chief Financial Officer upon complete disclosure of the facts.
No benefit will be given to a customer or to Advanced Energy with an explicit or implicit requirement to use or purchase products. Discounts, demos, equipment loaners, and warranty services furnished in the ordinary course of business are permitted, provided such benefits comply with local business law.
All employees shall deal fairly with customers, suppliers, competitors and other employees. Observance of generally accepted practices in negotiations and business discussions is to be expected. No employee shall, however, take unfair advantage of anyone through abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Each employee is expected to maintain confidentiality with regard to material product information, strategic plans, business issues, development work, and status of negotiations as related to the exchange of information between suppliers and customers. The sharing of this information is prohibited where it can adversely impact the organization.
Gratuities, Donations, Gifts, and Business Courtesies
Any form of a gift that obligates an employee to act in a particular manner with regard to Advanced Energy’s business is prohibited, regardless of its value. Any employee dealing with customers, vendors, or other outsiders must avoid excessive or lavish gifts or events that may give the appearance of undue influence. Gifts and entertainment for customers, potential customer’s, suppliers and/or local government bureaus or officials must support Advanced Energy’s legitimate business interests and should be reasonable and appropriate under the circumstances. Advanced Energy employees shall also comply with our customers’ and suppliers’ own rules on receiving gifts and entertainment.
Gifts and entertainment of a commercial or promotional nature are acceptable only if their value does not exceed USD 250.00. Gifts may also be permissible in some countries where customary in the culture and trade, provided that the value of the gift is within these limits and in no way causes Advanced Energy to be obligated. Disclosure to your departmental head is required of any gifts received on a recurring basis. If an employee recipient is not sure of an item’s value, the employee should use good care to determine fair market value; and if any question exists about whether the gift is excessive in value, the item should be returned. When unsure about proper conduct, employees should describe the situation to their manager, and if more direction is needed, seek advice from the Chief Financial Officer.
Donations to customers or organizations closely affiliated with customers must be approved by Advanced Energy’s Charitable Contributions Committee and comply with the Code of Ethical Conduct.

Relationships with our Communities and Society
Compliance with Applicable Laws
Advanced Energy operates on a worldwide basis and is subject to many laws, rules and regulations. The responsibility for compliance with public law is part of every employee’s job, and that compliance is an operational component of the Company’s daily activities at all sites and for all business units. Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. In conducting the business of the Company, employees shall comply with applicable governmental laws, rules and regulations at all levels of government in every country in which the Company does business. Where there may be a conflict between US law and the laws in other countries, the governing priority will be US law.
Advanced Energy is committed to producing the highest quality products to maintain its customer focus. In fulfilling this commitment, however, the Company will not compromise its compliance with all laws and regulations regarding the safety of our products or standards for our manufacturing facilities.
Adherence to laws and regulations in the countries in which we operate, and to the policies in this Code of Ethical Conduct, is a condition of employment for every employee. Violations could expose the employee and Advanced Energy to civil and criminal liability and could harm the Company’s reputation and competitive position. Violations may result in disciplinary measures up to and including the termination of employment.
Although the Code of Ethical Conduct provides a framework to guide business conduct, it does not address every situation. Please contact the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Advanced Energy’s Legal Counsel if you need assistance in understanding or interpreting these guidelines.
Corporate Communications
Company policies mandate that certain communications about the Company and its business be made only through specific Company officers or departments. For example, questions from financial analysts, investors, or the media should be referred to Investor Relations or to the Chief Executive Officer or the Chief Financial Officer, and inquiries from government agencies should be directed to the Legal Department.
Advanced Energy must be made aware of any inquiries from the government, the financial/analyst community, or the media so that it can properly and thoroughly respond. If an employee is contacted by a representative of the financial community seeking an interview or making a non-routine request, that employee should immediately contact the Chief Financial Officer to ensure appropriate arrangements can be made to comply fully with the Company’s legal obligations.

Relationships with Fellow Employees
Employee Responsibility
Each AE employee is responsible for adhering to the values and standards set forth in this Code of Ethical Conduct. Consequences for violations of the Code of Ethical Conduct may vary depending upon the severity of the violation, but in some cases may result in disciplinary action up to and including termination of employment. It also is the responsibility of every employee to promptly bring known or suspected violations of the Code of Ethical Conduct to the attention of the Company, through Human Resources, or by using the EthicsPoint reporting website/telephone.
EthicsPoint is available to all employees to report conduct believed to be in violation of the C-ode of Conduct through the toll-free number at 1-866-384-4277 or the website www.EthicsPoint.com. Information transmitted through EthicsPoint will be investigated appropriately and the identity of the source will be maintained in confidence, unless otherwise required by law.
Management Responsibility
All managers shall be responsible for the enforcement of, and compliance with, this Code of Ethical Conduct, including the necessary distribution of this policy to ensure employee knowledge and compliance. Managers are generally required to report willful acts or violations of the Code of Ethical Conduct within 24 hours through either the EthicsPoint website (www.ethicspoint.com), or through escalation reporting to the Internal Audit Department.
Harassment Free Work Environment
Having a professional work environment also means having no tolerance for any form of harassment or violence. Harassment can be verbal, physical or visual behavior where the purpose or effect is to create an offensive, threatening, hostile or intimidating environment. All employees should ensure that they are familiar with and abide by the anti-harassment guidelines and policies issued by Advanced Energy.
Living the Code of Ethical Conduct
The effectiveness of this Code of Ethical Conduct in protecting the Company, along with its shareholders and employees, depends upon every Advanced Energy employee understanding the importance of ethics, fairness and honesty in the performance of their jobs. No code of conduct can ever be all-inclusive or anticipate every ethical question an employee might face. This Code of Ethical Conduct is being provided to express Advanced Energy’s philosophy of integrity and ethics, to provide general guidelines for adherence to its principles, and to stimulate employees to think about issues in ethical terms as they perform their jobs.

No employee should ever feel vulnerable to retaliation for reporting a violation of this Code of Ethical Conduct. Advanced Energy will not tolerate retaliation against any employee for raising an ethical concern in good faith, meaning a genuine attempt to provide accurate and honest feedback even if the concern later proves to be mistaken. The fact that an employee has raised concerns in good faith, or has provided information in an investigation, cannot be a basis for denial of benefits, termination, demotion, suspension, threats, harassment, or discrimination. Similarly, those who work with employees that raise concerns should continue to treat them in a courteous manner and should not engage in behavior that might alienate or intimidate colleagues. Knowingly making a false accusation, however, or providing false information to the Company in connection with an investigation, could be cause for disciplinary action.
In summary, in your role as an employee of Advanced Energy Industries, Inc., recognize that you are capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved.
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I hereby certify that I understand and will adhere to the principles and responsibilities set forth in this Code of Ethical Conduct.

(Signature)	(Title)	(Date)

(Printed Name)